LIQUIDITY SERVICES ANNOUNCES SECOND QUARTER FISCAL YEAR 2018 FINANCIAL RESULTS

•	GMV of $152.2 million -- Revenue of $60.1 million -- GAAP Net Loss of $(5.7) million

•	Non-GAAP Adjusted EBITDA of $(2.2) million

•	RSCG Segment Delivers Highest GMV since Q3-FY15

Bethesda, MD - May 3, 2018 - Liquidity Services (NASDAQ: LQDT; www.liquidityservices.com), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, today announced financial results for the second quarter fiscal year 2018 ended March 31, 2018. The company's Q2-FY18 performance was ahead of our guidance range for GAAP Net Loss, Non-GAAP Adjusted EBITDA, GAAP EPS, and Non-GAAP Adjusted EPS and within guidance range for gross merchandise volume (GMV).

"We continue to make steady progress driving growth in our RSCG and GovDeals segments. We also continued to drive cost discipline and needed investments in our technology platform during Q2. Reflecting the demand for our scale, services and strong client results, we added over 300 new sellers and approximately 40,000 new registered buyers to our marketplaces during Q2, led by the strong growth in our RSCG and GovDeals segments. Notably, our RSCG segment delivered 13% growth in GMV and recorded its highest GMV quarter since Q3-FY15. Our RSCG segment continues to secure and grow programs with large and mid-size retailers and manufacturers. Despite lower than expected seller activity on the East Coast related to severe weather, our GovDeals segment continued to drive solid organic growth and expansion of seller accounts. Our CAG segment had mixed results in Q2 due to project delays and lower than expected availability of product flows. As expected, our DoD business (included in our CAG segment) declined versus the prior year period as we executed the wind down of our Surplus contract and received lower volumes under our Scrap contract. Lastly, as we wound down our DoD Surplus contract, we aligned our development and product management resources with the remaining deliverables under our LiquidityOne transformation initiative, resulting in lower than expected technology expenses," said Bill Angrick, chairman and CEO of Liquidity Services.

Update on LiquidityOne
Our LiquidityOne transformation initiative remains focused on delivering an improved online marketplace platform and related tools to enhance our customer experience, operations and ability to scale to a much larger business. We are expecting to deploy these enhancements to all our marketplaces by the end of calendar year 2018. This initiative will further align our business processes and optimize our platform technology. Under our product roadmap we plan to deploy a new version of our GovDeals and AuctionDeals self-service marketplaces during Q3-FY18.

Finally, we anticipate the launch of a new consolidated marketplace on our LiquidityOne e-commerce platform by the end of calendar year 2018, which will serve as a single marketplace to search, find and buy any asset from across our network of marketplaces. We believe a single, unified marketplace will drive increased traffic from our buyer base through more efficient marketing strategies and provide our buyers with a more efficient method of sourcing our global supply of available assets from the most recognizable sellers across the globe.

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Second Quarter Consolidated Operating and Earnings Results
The company reported Q2-FY18 GMV, an operating measure of the total sales value of all merchandise sold by us or our sellers through our marketplaces and other channels during a given period of time, of $152.2 million, down from $163.7 million in the prior year’s comparable period. Revenue for Q2-FY18 was $60.1 million, down from $72.3 million in the prior year’s comparable period. GAAP Net loss for Q2-FY18 was $(5.7) million, which resulted in a diluted loss per share of $(0.18) based on a weighted average of 32.0 million diluted shares outstanding, improved from $(8.3) million and $(0.26) respectively, in the prior year’s comparable period. Non-GAAP adjusted net loss, which excludes stock-based compensation, impairment and business realignment expenses, acquisition costs, and the estimated impact of income taxes on these adjustments as well as non-recurring tax adjustments, was $(3.9) million or $(0.12) adjusted diluted loss per share, an improvement from $(6.6) million and $(0.21) respectively, in the prior year’s comparable period.

Non-GAAP Adjusted EBITDA, which excludes stock-based compensation, impairment and business realignment expenses, and acquisition costs, was a loss of $(2.2) million, an improvement from the prior year’s comparable period of $(4.4) million.

Q2-FY18 comparative consolidated financial results reflect strong growth in our GovDeals and RSCG segments, benefits from the wind down of the TruckCenter live auction business, and lower expenses due to restructuring in our IronDirect business and our CAG segment. These gains were offset by lower volume and an unfavorable mix of goods received under our DoD Scrap contract, lower volume of goods sold under the wind down of our DoD Surplus contract, and lower sales volumes in the industrial and energy verticals in our CAG segment.

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Second Quarter Segment Operating and Earnings Results
We present operating results in three reportable segments: GovDeals, Capital Assets Group (CAG), and Retail Supply Chain Group (RSCG). These three segments constitute approximately 98% of our revenue, and each offers separately branded marketplaces to enable sellers to achieve channel marketing objectives to reach buyers. Across our segments, we offer our sellers various pricing and transaction models as well as a suite of services, and our revenues vary depending upon the pricing models employed and the level of service selected by sellers.

Our Q2-FY18 segment results are as follows (unaudited, in millions):

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
GovDeals[1]:
GMV	$69.5	$64.3	$140.6	$120.3
Revenue	$7.1	$6.6	$14.1	$12.4
Gross profit	$6.6	$6.2	$13.1	$11.6

CAG[2]:
GMV	$46.2	$66.2	$100.2	$142.6
Revenue	$25.2	$37.1	$57.2	$79.6
Gross profit	$12.5	$18.3	$30.1	$39.5

RSCG:
GMV	$35.6	$31.5	$64.3	$56.1
Revenue	$26.9	$27.1	$47.4	$48.5
Gross profit	$8.6	$8.2	$15.3	$15.2

Corporate & Other[3]:
GMV	$0.9	$1.7	$2.4	$4.4
Revenue	$0.9	$1.5	$2.5	$2.6
Gross profit	$(0.2)	$0.1	$(0.8)	$0.4

Consolidated:
GMV	$152.2	$163.7	$307.5	$323.4
Revenue	$60.1	$72.3	$121.2	$143.1
Gross profit	$27.5	$32.8	$57.7	$66.7
1GovDeals consists of the state and municipal government business and the AuctionDeals self-service marketplace for commercial sellers
2CAG consists of our energy and industrial commercial verticals, our DoD Surplus contract, and our DoD Scrap contract.
3Corporate & Other primarily consists of the Company's IronDirect and former TruckCenter operating segments that are not individually significant, as well as elimination adjustments.

Additional Second Quarter 2018 Operational Results

•	Registered Buyers — At the end of Q2-FY18, registered buyers totaled approximately 3,249,000, representing a 7% increase over the approximately 3,028,000 registered buyers at the end of Q2-FY17.

•
Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), decreased to approximately 549,000 in Q2-FY18, an 11% decrease from the approximately 619,000 auction participants in Q2-FY17.

•	Completed Transactions — Completed transactions decreased to approximately 118,000, an 18% decrease for Q2-FY18 from the approximately 144,000 completed transactions in Q2-FY17.

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Business Outlook
We remain cautious regarding our near-term outlook, but we expect to realize improvements across the ongoing businesses during the remainder of FY18. In Q3-FY18, we expect strong performance in our RSCG segment as we have a strong pipeline and continue to expand our seller base and services. We also expect our GovDeals segment to grow during Q3-FY18, its seasonally high quarter, as it leverages growth in current and new seller volumes. Our commercial business within the CAG segment is expected to be in-line with our performance in Q3-FY17 with sequential improvement partly related to the anticipated completion of projects that were delayed in Q2-FY18. However, we remain cautious with our CAG segment outlook because both the energy and industrial verticals are experiencing low volumes of available supply in the secondary markets. Our DoD Scrap contract is expected to have comparatively lower performance as the result of decreased property flows and lower quality mix of assets. Lastly, we have completed the sell-through of all remaining inventory under the legacy DoD Surplus contract. At the same time, we will continue to incur expenses related to the closure of warehouse locations and field sites supporting the legacy DoD Surplus contract. The combined impact of the DoD contracts will negatively affect our quarter-over-quarter CAG segment results in Q3-FY18.

Lastly, our investments related to the LiquidityOne transformation, including the deployment of our e-commerce platform and implementation of the ERP and back-end systems, will continue throughout the remainder of calendar 2018.

The following forward-looking statements reflect the following trends and assumptions for Q3-FY18:

(i)	negative impact related to the completed wind down of our DoD Surplus contract;

(ii)	spending under our LiquidityOne transformation initiative as we continue with our ERP implementation and the launch of our next marketplace onto the new e-commerce platform;

(iii)	benefits from restructuring and business realignment charges related to streamlining of our organizational processes;

(iv)	variability in our CAG industrial and energy verticals related to project timing;

(v)	continued strength in our GovDeals segment and steady year-over-year growth during its seasonal high quarter;

(vi)	strong activity in our RSCG segment; and

(vii)	continued declining volumes of goods received and an increasingly lower-value mix of commodities under the DoD Scrap contract.

For Q3-FY18 our guidance is as follows:

GMV - We expect GMV for Q3-18 to range from $150 million to $170 million.

GAAP Net Loss - We expect GAAP Net Loss for Q3-18 to range from $(9.6) million to $(6.8) million.

GAAP Diluted EPS - We expect GAAP Diluted Loss Per Share for Q3-18 to range from $(0.30) to $(0.21).

Non-GAAP Adjusted EBITDA -We expect non-GAAP Adjusted EBITDA for Q3-18 to range from $(5.5) million to $(3.5) million.

Non-GAAP Adjusted Diluted EPS - We expect non-GAAP Adjusted Loss Per Diluted Share for Q3-18 to range from $(0.26) to $(0.19). This guidance assumes a diluted weighted average number of shares outstanding for the quarter of 32.1 million and that we will not repurchase shares during the quarter with the approximately $10.1 million available under the share repurchase program.

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Liquidity Services
Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA. EBITDA is a supplemental non-GAAP financial measure and is equal to net (loss) income plus interest and other expense, net; benefit for income taxes; and depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock-based compensation, acquisition costs, and business realignment expense.

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
	(In thousands) (Unaudited)
Net loss	$(5,655)	$(8,252)	$(6,867)	$(16,605)
Interest and other (income) expense, net	(304)	(91)	(729)	(102)
Provision (benefit) for income taxes	379	(53)	(4,436)	50
Depreciation and amortization	1,144	1,434	2,355	2,863
EBITDA	(4,436)	(6,962)	(9,677)	(13,794)
Stock compensation expense	1,767	1,399	2,698	3,899
Business realignment expenses*	475	1,140	1,824	1,140
Adjusted EBITDA	$(2,194)	(4,423)	$(5,155)	$(8,755)

Adjusted Net Loss and Adjusted Basic and Diluted Earnings Per Share. Adjusted Net Loss is a supplemental non-GAAP financial measure and is equal to net loss plus stock compensation expense, impairment and business realignment expenses, acquisition costs, and the estimated impact of income taxes on these non-GAAP adjustments as well as non-recurring tax adjustments. Adjusted basic and diluted loss per share are determined using Adjusted Net Loss. For Q2-FY18 the tax rate used to estimate the impact of income taxes on the non-GAAP adjustments was 23.5% compared to 33.2% used for the Q2-FY17 results. The 23.5% tax rate excludes the impact of the charge to our U.S. valuation allowance.

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
	(Unaudited) (Dollars in thousands, except per share data)
Net loss	$(5,655)	$(8,252)	$(6,867)	$(16,605)
Stock compensation expense	1,767	1,399	2,698	3,899
Business realignment expenses*	475	1,140	1,824	1,140
Income tax impact of adjustments	(526)	(843)	(1,063)	(1,672)
Income tax impact of tax law change	—	—	(5,169)	—
Adjusted net loss	$(3,939)	$(6,556)	$(8,577)	$(13,238)
Adjusted basic loss per common share	$(0.12)	$(0.21)	$(0.27)	$(0.42)
Adjusted diluted loss per common share	$(0.12)	$(0.21)	$(0.27)	$(0.42)
Basic weighted average shares outstanding	31,972,752	31,361,122	31,924,149	31,310,816
Diluted weighted average shares outstanding	31,972,752	31,361,122	31,924,149	31,310,816
*Business realignment expenses, which are excluded from adjusted EBITDA and adjusted net loss, are included in Other operating expenses (income) on the Statements of Operations.

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Conference Call
The Company will host a conference call to discuss the second quarter fiscal year 2018 results at 10:30 a.m. Eastern Time today. Investors and other interested parties may access the teleconference by dialing (844) 795-4614 or (661) 378-9639 and providing conference identification number 4869093. A live web cast of the conference call will be provided on the Company's investor relations website at http://investors.liquidityservices.com. An archive of the web cast will be available on the Company's website until May 3, 2019 at 11:59 p.m. ET. An audio replay of the teleconference will also be available until May 17, 2018 at 11:59 p.m. ET. To listen to the replay, dial (855) 859-2056 or (404) 537-3406 and provide conference identification number 4869093. Both replays will be available starting at 1:30 p.m. ET on the day of the call.

Non-GAAP Measures
To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP measures of certain components of financial performance. These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Loss and Adjusted Earnings per Share. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future. We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business. Net Loss is used to arrive at EBITDA and Adjusted EBITDA calculations, and Adjusted EPS is the result of our Adjusted Net Loss and diluted shares outstanding.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures. In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

We are not providing a reconciliation of our guidance for non-GAAP Adjusted EBITDA to our guidance for GAAP Net Loss because this reconciliation would require us to make projections regarding the amount of stock based compensation expense and benefit for income taxes, which are reconciling items between Net Loss and Adjusted EBITDA, as well as the impact of foreign currency fluctuations. These items will impact Net Loss and are out of our control and/or cannot be reasonably predicted due to their high variability and complexity, and inherent uncertainty. For example, equity compensation expense would be difficult to predict because it depends on our future hiring and retention needs, as well as the future fair market value of our common stock, all of which are subject to constant change. As a result, the reconciliation is not possible without unreasonable efforts. In addition, we believe such reconciliations could imply a degree of precision that might be confusing or misleading to investors. The actual effect of the reconciling items that we exclude from Adjusted EBITDA, when determined, may be significant to the calculation of GAAP Net Loss.  As a result, there can be no assurance that such reconciling items will not materially affect our future GAAP Net Loss.

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Supplemental Operating Data
To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We discuss GMV because it provides a measure of the volume of goods being sold in our marketplaces or other third-party marketplace channels and thus an operational metric for our market-making activity. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of seller and buyer support, value-added services, product development, sales and marketing, and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors. In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting. This data should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Forward-Looking Statements
This document contains forward‑looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward‑looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward‑looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook; the Company’s proprietary e-commerce marketplace platform; the migration of legacy marketplaces to the new LiquidityOne platform and the timing and the costs thereof; restructuring efforts and refinement in our sales and marketing strategy; expected investment in, benefits of and timing of completion of the LiquidityOne transformation initiative; the ERP rollout; the launch of existing and new marketplaces on the LiquidityOne platform; and the pricing, supply, and mix of inventory under the DoD Scrap Contract; expected future commodity prices; expected future effective tax rates; predictions regarding the energy and industrial verticals; and trends and assumptions about future periods, including the third quarter FY-18. You can identify forward‑looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continues" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward‑looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward‑looking statements contained in this document. Important factors that could cause our actual results to differ materially from those expressed as forward‑looking statements are set forth in our filings with the SEC from time to time, and include, among others, the dependence on our contracts with the DoD and Amazon for a significant portion of our inventory; variability in business related to mix, timing, and volume of supply; timing and speed of recovery in the energy sector macro conditions and commodity market prices; speed of recovery following natural disasters and severe weather; intense competition in our lines of business; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; business realignment costs related to severance and relocation of offices and facilities; our ability to attract and retain key employees; our ability to raise additional capital as and when required; the success of our recent business realignment in which we balance management time and resources between running our business and migrating our marketplaces to the new LiquidityOne platform as well as ongoing realignment efforts; and the success of our LiquidityOne transformation initiative, including training and education of users to adopt our new LiquidityOne platform. There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward‑looking statements.

All forward‑looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward‑looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

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About Liquidity Services
Liquidity Services (NASDAQ: LQDT) operates a network of leading e-commerce marketplaces that enable buyers and sellers to transact in an efficient, automated environment offering over 500 product categories. The company employs innovative e-commerce marketplace solutions to manage, value and sell inventory and equipment for business and government sellers. Our superior service, unmatched scale and ability to deliver results enable us to forge trusted, long-term relationships with over 11,000 sellers worldwide. With over $7 billion in completed transactions, and over 3 million buyers in almost 200 countries and territories, we are the proven leader in delivering smart commerce solutions. Visit us at LiquidityServices.com.

Contact:
Julie Davis
Senior Director, Investor Relations
202.467.6868 ext. 2234
julie.davis@liquidityservices.com

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Liquidity Services and Subsidiaries
Unaudited Consolidated Balance Sheets
(Dollars in Thousands)

	March 31, 2018	September 30, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$99,677	$94,348
Accounts receivable, net of allowance for doubtful accounts of $752 and $668 at March 31, 2018 and September 30, 2017, respectively	6,146	11,598
Inventory	10,099	20,736
Prepaid taxes	2,491	2,466
Prepaid expenses and other current assets	6,567	9,774
Total current assets	124,980	138,922
Property and equipment, net	15,859	16,793
Intangible assets, net	411	427
Goodwill	45,656	45,388
Net deferred long-term tax assets	963	962
Other assets	12,246	12,737
Total assets	$200,115	$215,229
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$18,974	$13,099
Accrued expenses and other current liabilities	19,219	30,193
Distributions payable	2,575	3,081
Payables to sellers	24,527	24,383
Total current liabilities	65,295	70,756
Deferred taxes and other long-term liabilities	6,683	11,837
Total liabilities	71,978	82,593
Commitments and contingencies (Note 12)	0	0
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 31,993,077 shares issued and outstanding at March 31, 2018; 31,503,349 shares issued and outstanding at September 30, 2017	29	29
Additional paid-in capital	229,850	227,264
Accumulated other comprehensive loss	(6,448)	(6,431)
Retained earnings (accumulated deficit)	(95,294)	(88,226)
Total stockholders’ equity	128,137	132,636
Total liabilities and stockholders’ equity	$200,115	$215,229

Liquidity Services and Subsidiaries
Unaudited Consolidated Statements of Operations
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
Revenue	$43,104	$52,415	$83,384	$100,395
Fee revenue	16,993	19,920	37,856	42,736
Total revenue	60,097	72,335	121,240	143,131
Costs and expenses from operations:
Cost of goods sold	28,727	34,564	56,358	66,835
Seller distributions	3,859	4,960	7,171	9,508
Technology and operations	15,955	21,075	34,055	42,968
Sales and marketing	8,225	9,149	16,535	19,136
General and administrative	7,456	8,230	15,028	18,087
Depreciation and amortization	1,144	1,434	2,355	2,863
Other operating expenses	311	1,319	1,770	391
Total costs and expenses	65,677	80,731	133,272	159,788
Loss from operations	(5,580)	(8,396)	(12,032)	(16,657)
Interest and other (income) expense, net	(304)	(91)	(729)	(102)
Loss before provision (benefit) for income taxes	(5,276)	(8,305)	(11,303)	(16,555)
Provision (benefit) for income taxes	379	(53)	(4,436)	50
Net loss	$(5,655)	$(8,252)	$(6,867)	$(16,605)
Basic and diluted loss per common share	$(0.18)	$(0.26)	$(0.22)	$(0.53)
Basic and diluted weighted average shares outstanding	31,972,752	31,361,122	31,924,149	31,310,816

Liquidity Services and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(Dollars In Thousands)

	Six Months Ended March 31,
	2018	2017
Operating activities
Net loss	$(6,867)	$(16,605)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,355	2,863
Stock compensation expense	2,698	3,899
Provision for inventory allowance	1,841	4,636
Provision for doubtful accounts	181	(150)
Deferred tax benefit	(4,915)	—
Impairment of intangible assets	—	142
Change in fair value of financial instruments	90	(749)
Gain from sale of property and equipment	(481)	—
Changes in operating assets and liabilities:
Accounts receivable	5,272	(1,566)
Inventory	8,796	498
Prepaid and deferred taxes	(26)	(53)
Prepaid expenses and other assets	3,608	(204)
Accounts payable	5,875	2,838
Accrued expenses and other current liabilities	(11,171)	(11,299)
Distributions payable	(506)	3,016
Payables to sellers	144	(1,055)
Other liabilities	(372)	(564)
Net cash provided by (used in) operating activities	6,522	(14,353)
Investing activities
Increase in intangibles	(19)	(41)
Purchases of property and equipment, including capitalized software	(1,580)	(3,959)
Proceeds from sales of property and equipment	662	—
Net cash used in investing activities	(937)	(4,000)
Financing activities
Proceeds from exercise of common stock options (net of tax)	12	79
Net cash provided by financing activities	12	79
Effect of exchange rate differences on cash and cash equivalents	(268)	(129)
Net increase (decrease) in cash and cash equivalents	5,329	(18,403)
Cash and cash equivalents at beginning of period	94,348	134,513
Cash and cash equivalents at end of period	$99,677	$116,110
Supplemental disclosure of cash flow information
Cash paid for income taxes, net	$505	$193